Exhibit 14.1

April 2004

ASSURED GUARANTY CODE OF CONDUCT

APRIL 2004

“Integrity is the cornerstone of our Company. We have adopted the Assured Guaranty Code of Conduct, not only to comply with applicable laws and regulations, but because of our commitment to abide by high ethical principles in the pursuit of our business. Please read this Code of Conduct carefully and take it to heart.”

Dominic Frederico

President and Chief Executive Officer

Assured Guaranty Ltd.

Introducing the Assured Guaranty Code of Conduct

In our personal lives, there come times when we must make difficult moral and ethical decisions based on our experience, upbringing, beliefs, and on the law. As employees, officers and directors of Assured Guaranty Ltd. and its subsidiaries, we face similar decisions in the workplace and might wonder how we should conduct ourselves to ensure we live up to Assured Guaranty expectations. That’s why we put together the Assured Guaranty Code of Conduct. Please take some time to read it, and keep it handy for future reference.

The Assured Guaranty Code of Conduct sets forth standards by which all Assured Guaranty employees, officers and directors must abide as they work for the Company. It may not always be clear how to apply these standards in your daily work; if you have questions please ask your manager or human resources or legal officer or call the General Counsel at (441) 278-6679 for guidance.

We expect you to follow the Assured Guaranty Code of Conduct strictly. Failure to do so may result in disciplinary action, which may include dismissal, and involve potential criminal or civil liability. We also expect you to report all actual and suspected Code of Conduct violations. There will never be retaliation of any kind against good-faith reports of violations or potential violations of the Assured Guaranty Code of Conduct.

This Code of Conduct is not a comprehensive statement of all policies that apply to employees, officers and directors. For example, you are expected to comply with applicable laws and regulations. In addition, Assured Guaranty may from time to time adopt policy statements for specific matters which it will make available to employees, officers and directors.

Assured Guaranty is a law-abiding citizen

Assured Guaranty policy requires employees, officers and directors to comply fully with all applicable laws, rules and regulations. There are more laws applicable to our business than we can mention in this Code of Conduct, and Assured Guaranty may, from time to time, adopt policy statements to provide more detail on many of these. Ask your manager or human resources or legal officer or call the General Counsel for advice on how to ensure the Company remains in compliance with all laws, rules and regulations.

Conflicts of interest: Where do we draw the line?

All employees, officers and directors of the Company should be careful to avoid any conflict of interest with regard to the Company. A conflict of interest exists whenever an individual’s private undertakings interfere or conflict—or even appear to interfere or conflict—in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that make it difficult to perform Company work objectively and effectively. Conflicts of interest may also arise when employees, officers or directors, or members of their families receive improper personal benefits as a result of their positions in the Company, whether received from the Company or a third party.

Many actions and behaviors can give rise to conflict-of-interest situations. We cannot provide a comprehensive list of all activities to avoid, but examples of potential conflicts include:

•                                          Conducting Assured Guaranty business with family or personal friends—such as awarding an Assured Guaranty contract to a relative.

•                                          Owning a significant interest in, or serving as a director, officer, partner, consultant or in any other key role in an outside company that does or seeks to do business with or is a competitor of Assured Guaranty.

•                                          Taking advantage of a personal investment opportunity that is afforded to you by virtue of your position with Assured Guaranty.

•                                          Making personal investments in companies that you know are candidates for
Assured Guaranty acquisition or investment.

•                                          Receiving or giving loans or guarantees of obligations to employees, officers and directors and their respective family members. This is sometimes also prohibited by law.

•                                          Accepting business gifts of more than a minimal value that may create an impression of a conflict of interest.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors or by committees of the Board. If you believe the potential for a conflict of interest exists, discuss it with your manager. If you are uncomfortable discussing the matter with your manager, contact your human resources or legal officer or call the General Counsel as soon as possible. You will also be required to tell us each year about any conflicts of interest or potential conflicts of interest as part of your Annual Affirmation statement.

Don’t always answer when opportunity knocks

You owe Assured Guaranty your loyalty. Among other things, this means you must recognize that corporate opportunities belong to the Company. If, through your work, you become aware of an opportunity that would be appropriate for Assured Guaranty, you must pursue that opportunity on behalf of the Company, if it is interested, and not on behalf of yourself or another person. You must not use Assured Guaranty’s property, information or position for personal gain, and you must not compete with the Company.

Fair is fair: Assured Guaranty plays by the rules

Each of us must deal fairly with the Company’s customers, suppliers, competitors, officers and employees. We expect you to use your judgment and avoid actions that could be construed as taking unfair advantage or using unfair dealing practices. Examples include manipulating people, concealing necessary information, abusing privileged information or misrepresenting facts.

Fairness requires that we deal with our competitors at arm’s length. For example, agreements to restrain trade by setting prices with competitors violate antitrust laws designed to encourage competition.

Fair dealing also requires that we do not make illegal payments—which could include gifts, favors, entertainment, and cash—to government officials. All Assured Guaranty employees must comply with the Foreign Corrupt Practices Act, which prohibits giving anything of value, directly or indirectly, to foreign government officials or political candidates in order to obtain or retain business.

Respect for our employees

Assured Guaranty is committed to equal employment opportunity and compliance with all applicable work-related laws and regulations. Assured Guaranty makes employment decisions and sets all terms and conditions of employment without regard to race, color, religion, age, gender, sexual orientation, national origin, disability, veteran status, marital status or any other characteristic protected by law. Assured Guaranty does not tolerate sexual, racial, ethnic or other harassment, whether verbal, physical or environmental. To maintain a safe and productive work environment for its employees, customers and visitors, employees are expected to work free from the effects of alcohol and drugs.

For business or pleasure?

You should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have direct impacts on the Company’s profitability. All Company assets should be used for legitimate business purposes only.

Maintaining a confidence

You must maintain the confidentiality of business information entrusted to you by the Company and its customers, except when disclosure is authorized by the General Counsel] or required by law or regulation. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed. For example, you must treat information about the Company’s investments and acquisitions, policyholders, personnel, and non-public operations and finances as confidential.

Your duty to maintain the confidentiality of non-public information continues indefinitely, even after you are no longer employed by Assured Guaranty.

Restrictions on trading Assured Guaranty securities

Trading in Assured Guaranty securities based on inside information is both unethical and illegal. Generally, employees, officers and directors who have material non-public information about Assured Guaranty are not permitted to buy, sell or otherwise trade in Assured Guaranty securities. This restriction extends to tipping others about or sharing with others such non-public information, since individuals receiving such information might use it to trade in Assured Guaranty securities.

Assured Guaranty policy prohibits trade in Company securities from two weeks prior to an earnings release until the close of business on the first business day after the release. You must obtain approval from the General Counsel before making any trades in Assured Guaranty securities. For more information, consult the detailed Assured Guaranty policy statement about Restrictions on Trading of Assured Guaranty Ltd. Securities.

Honesty is the best policy

Assured Guaranty complies with laws designed to prevent insurance fraud. Honesty is an important component of this. You should always be truthful with our regulators. Also, we cannot permit people with certain felony convictions to participate in our business activities.

Know when to represent Assured Guaranty

We expect you to act only within the scope of your authority when representing Assured Guaranty. For example, only senior management or our communications and investor relations officers are permitted to make public statements or respond to media inquiries concerning the Company. While you are free to make personal political statements, you must do so in a way that does not imply that you speak on behalf of Assured Guaranty. U.S. employees may not act as agents or representatives for Assured Guaranty or its Bermuda subsidiaries. For further guidance, please consult the General Counsel or any policy statements that Assured Guaranty may adopt, from time to time, on interaction between Assured Guaranty’s Bermuda and U.S. operations.

Finally, no employee may expand Assured Guaranty’s operations into any new foreign country without prior consultation with the General Counsel.

Assured Guaranty goes by the book

At Assured Guaranty, we comply with all financial reporting and accounting regulations. We will not permit the integrity of our financial records or statements to be compromised in any way. We will not condone any off the books transactions. Company and legal policies require that certain records be maintained; employees must not willfully or knowingly falsify, alter, remove or destroy any such documents.

If you have concerns or complaints regarding questionable accounting or auditing matters of the Company, you are encouraged to speak with your manager or submit your concerns to the General Counsel by phone at (441) 278-6679, by e-mail to jmichener@assuredguaranty.com; or by mail to James M. Michener, Assured Guaranty Ltd., 30 Woodbourne Avenue, Hamilton Bermuda. You may submit such concerns anonymously if you prefer. The General Counsel will submit all such concerns to the Audit Committee.  Subject to duties arising under applicable law, regulations and legal proceedings, all such submissions will be treated as confidential.

Assured Guaranty is a public company, so it is critically important that our filings with the U.S. Securities and Exchange Commission (SEC) are accurate and timely. This applies to the entire report filed with the SEC—not just the financial statements. Depending on your position, you may be called upon to provide information necessary to ensure that our public reports are complete, fair and understandable. We expect you to take this responsibility seriously and provide prompt and accurate answers to inquiries related to our public disclosure requirements.

Speak up

To maintain the Company’s high standards, we expect you to comply with the Assured Guaranty Code of Conduct, and to let us know if you think others have violated it. If you suspect or have information about any violations or potential violations of this Code of Conduct, or about any actual or planned wrongdoing or unethical behavior involving the Company or any of its employees, you should report it to your manager. If you do not feel comfortable speaking to your manager, contact your human resources or legal officer or call the General Counsel.

From time to time, there may be inquiries to ensure compliance with the Assured Guaranty Code of Conduct. For example, each year we ask employees to confirm generally that they are not aware of any violations of the Code of Conduct; we expect prompt replies. We or our advisors may seek detailed information to determine whether there has been a violation of a particular standard, and there may be situations in which government officials or regulators initiate an investigation. In these circumstances, we expect your full cooperation.

Under unusual circumstances, Assured Guaranty may waive certain provisions of this Code of Conduct if it believes it is appropriate to do so. Any employee who believes that a waiver may be called for should discuss the matter with the General Counsel. Waivers for executive officers or directors of Assured Guaranty may be made only by the Board of Directors or a committee of the board, and must promptly be disclosed to shareholders.

We will not permit retaliation of any kind against good-faith reports or complaints of violations of the Code of Conduct, or other illegal or unethical conduct.

How to report a violation

If you have information about any violations or potential violations of the Assured Guaranty Code of Conduct, or about any actual or planned wrongdoing or unethical behavior involving the Company or any of its employees, please speak to your manager or your human resources or legal officer or call, e-mail or write the General Counsel:

James M. Michener

30 Woodbourne Avenue

Hamilton HM 08 Bermuda

(441)278-6679

jmichener@assuredguaranty.com